UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 8, 2009 (September 1, 2009)

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12138	04-2619298
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

39 Brighton Avenue, Allston, Massachusetts		02134
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 783-0039

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On September 1, 2009, The Hamilton Company, Inc. (“Hamilton”), a full service real estate management company that performs management services for the New England Realty Associates Limited Partnership (the “Partnership”), entered into a purchase and sale and escrow agreement (the “Purchase Agreement”) with 175 Freeman Street Investors LLC (the “Seller”) to acquire the Dexter Park Apartments, a 409 unit apartment building located at 175 Freeman Street, Brookline, Massachusetts, for a purchase price of $129.5 million in cash.  In connection with the execution of the Purchase Agreement, Hamilton paid a non-refundable deposit in the amount of $5 million, including $2.5 million funded by the Partnership.

The closing of the acquisition of the Dexter Park Apartments is subject to numerous customary undertakings, covenants, obligations and conditions and is expected to be completed on or before October 28, 2009.  Title of the Dexter Park Apartments will be vested in a joint venture (the “Joint Venture”) to be formed between the Partnership and an entity controlled by Harold Brown, the treasurer and a director of NewReal, Inc., the general partner of the Partnership.  The Partnership will own up to a 50 percent non-controlling equity interest in the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW ENGLAND REALTY ASSOCIATES
LIMITED PARTNERSHIP

	By:	NewReal, Inc., its General Partner

		By	/s/ Ronald Brown
Ronald Brown, its President

Date September 8, 2009